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                     THE MUNDER @VANTAGE FUND (the "Fund")

                                 CODE OF ETHICS


I.   INTRODUCTION

     A.   GENERAL PRINCIPLES

          This Code of Ethics ("Code") establishes rules of conduct for "Covered Persons" (as defined herein) of The Munder @Vantage Fund ("Fund") and is designed to (i) govern the personal securities activities of Covered Persons; (ii) prevent Covered Persons from engaging in fraud; and (iii) requires the Fund to use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code. In general, in connection with personal securities transactions, Covered Persons should (1) always place the interests of the Fund's shareholders first; (2) ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of a Covered Person's position of trust and responsibility; and
          (3) not take inappropriate advantage of their positions.

     B.   APPLICABILITY

          1.   For purposes of this Code, "Covered Persons" shall mean any:

               a. Officer or employee of the Fund or of the investment advisor or sub-advisor (or any company in a control relationship to the Fund or to the investment advisor or sub-advisor) who, in connection with his or her regular duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Fund or whose functions relate to the making of any recommendation to the Fund regarding the purchase or sale of securities (an "Advisory Person"), including the person or persons with the direct responsibility and authority to make investment decisions affecting the Fund (the "Portfolio Manager");

               b. Natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security;

               c.   Trustee of the Fund; and

               d.   Person designated by the Compliance Officer.

          2. For purposes of this Code, a "Covered Person" does not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by the Fund's administrator, transfer agent or principal underwriter which contains provisions that are substantially similar to those in this Code and which is also in compliance with Rule 17j-1 of the 1940 Act and Section 15(f) of the Securities Exchange Act of 1934, as applicable.
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          3.   For purposes of this Code, a person who normally assists in the preparation of public reports or who receives public reports but who receives no information about current recommendations or trading or who obtains knowledge of current recommendations or trading activity once or infrequently or inadvertently shall not be deemed to be either an Advisory Person or a Covered Person.

          4. For purposes of this Code, a "non-interested Trustee" shall include each Trustee of the Fund who is not also a director, trustee, officer, partner or employee or controlling person of the Fund's investment advisor, sub-advisor, administrator, custodian, transfer agent, or distributor.

          5. A security is "held or to be acquired" if within the most recent 15 days it (a) is or has been held by the Fund, or (b) is being or has been considered by the Fund or its investment advisor for purchase by the Fund. A purchase or sale includes the writing or purchasing of an option to purchase or sell a security. It also includes any security convertible into or exchangeable for a security.

          6. To the extent this Code conflicts with any code of ethics or other code or policy to which a Covered Person is also subject, this Code shall control; except that if the other code of ethics is more restrictive than this Code, such other code of ethics shall control.

II.  RESTRICTIONS ON ACTIVITIES

     A.   BLACKOUT PERIODS

          1. No Covered Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Attachment A to this Code) (a) on a day during which the Fund has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn or (b) when the "Designated Supervisory Person", a supervisory person designated by the Fund or, in the case of a person employed by the Fund's investment advisor, by such investment advisor, has been advised by the Fund's investment advisor that the same security is being considered for purchase or sale for the Fund; and

          2. No Portfolio Manager of the Fund shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership as defined in Attachment A to this Code within seven
               (7) calendar days before or after the Fund trades in that security.

     B.   INTERESTED TRANSACTIONS

          No Covered Person shall recommend any securities transactions by the Fund without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

          1. any direct or indirect beneficial ownership (as defined in Attachment A to this Code) of any securities of such issuer;
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          2.   any contemplated transaction by such person in such securities;

          3.   any position with such issuer or its affiliates; and

          4. any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

     C.   INITIAL PUBLIC OFFERING AND LIMITED OFFERING

          No Advisory Person shall acquire directly or indirectly any securities in an initial public offering for his or her personal account except initial public offerings of open-end investment companies.

          No Advisory Person shall acquire directly or indirectly securities in a "limited offering" except after receiving pre-clearance, as specified in Section IV. A hereof. In all such instances, the Advisory Person shall provide the Designated Supervisory Person (as hereinafter defined) with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Advisory Person's activities on behalf of the Fund). The Designated Supervisory Person may not approve any such transaction unless, after consultation with other investment advisory personnel of the Fund, he or she determines that the Fund has no foreseeable interest in purchasing such securities. A "limited offering" means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or 4(6) thereof, or pursuant to Regulation D thereunder.

     D.   SHORT-TERM TRADING PROFITS

          No Advisory Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities of which such Advisory Person has beneficial ownership within 30 calendar days. Subject to Section VI below, any profit so realized shall, unless the Fund's Board approves otherwise, be paid over to the Fund or to a charitable organization of the Fund's choosing.

     E.   GIFTS

          No Advisory Person shall receive any gift or other things of more than de minimis value from any person or entity that does business with or on behalf of the Fund.

     F.   SERVICE AS A DIRECTOR

          No Advisory Person shall serve on the board of directors of any publicly traded company without prior authorization from a committee comprised of the Designated Supervisory Person, the President and a Vice President of the Fund's investment advisor (the "Compliance Committee") based upon a determination that such board service would be consistent with the interests of the Fund and its shareholders.

          In instances in which such service is authorized by the Compliance Committee, the Advisory Person will be isolated from making investment decisions relating to such company through the implementation of appropriate "Chinese Wall" procedures established by the Compliance Committee.
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     G.   The limitations and restrictions specified in subsections C through F of this Section II may only be modified by the Compliance Officer on a case by case basis. Each such modification shall be documented in writing by the Compliance Officer, including in particular the basis for the modification.

III. EXEMPT TRANSACTIONS

     A. For purposes of this Code, the term "security" shall not include the following:

          1. securities issued or guaranteed as to principal or interest by the Government of the United States or its instrumentalities;
          2.   bankers' acceptances;
          3.   bank certificates of deposit;
          4. commercial paper and high quality short term debt instruments (including repurchase agreements); and
          5.   shares of registered open-end investment companies.

     B. The prohibitions described in paragraphs (A) and (D) of Article II shall not apply to:

          1. Purchases or sales effected in any account over which the Covered Person has no direct or indirect influence or control;

          2. Purchases or sales that are non-volitional on the part of the Covered Person or the Fund;

          3. Purchases that are part of an automatic dividend reinvestment plan;

          4. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired; or

          5. Purchases or sales that are considered by the Designated Supervisory Person to have, at most, a remote potential to harm the Fund because such purchases or sales would be unlikely to affect a highly institutional market, or because, for example, such purchases or sales are clearly not related economically to the securities held, purchased or sold by the Fund. All such purchases and sales require pre-approval by the Designated Supervisory Person.
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IV.  COMPLIANCE PROCEDURES

     A.   PRE-CLEARANCE

          1. Pre-clearance by Covered Persons of all personal securities transactions is required, except for exempt transactions specified in Section III A and III B 1 through 4.

          2. A written authorization for each personal security transaction will be prepared and retained by the Designated Supervisory Person to memorialize any authorization that was granted.

          3. Pre-clearance approval under paragraph (1) above will expire at the close of business on the trading day on which authorization is received, and the Covered Person is required to renew such pre-clearance if the pre-cleared trade is not completed before the authority expires.

          4. Pre-clearance should not be construed as an assurance that a personal securities transaction complies with all provisions of this Code. All personal securities transactions are subject to review by the Designated Compliance Person in connection with the quarterly reporting process described below.

     B.   QUARTERLY REPORTING

          1. Every Covered Person must, on a quarterly basis, report certain information about each transaction by which the Covered Person acquires any direct or indirect beneficial ownership (as defined in Attachment A to this Code) of a security, including transactions in securities accounts held by any broker, dealer or bank for the benefit of a Covered Person, provided, however, that a Covered Person shall not be required to make a report with respect to any exempt transaction specified in Section III A and III B 1 through 4 or which would duplicate information reported to the Fund pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940, as amended.

          2. A Covered Person must submit the report required by this Article IV to the Designated Supervisory Person no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected. A report must contain the following information:

               a. The date of the transaction, the title, the interest rate and the maturity date, if applicable, the number of shares, and the principal amount of each security involved;

               b. The nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

               c.   The price at which the transaction was effected;
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               d.  The name of the broker, dealer or bank with or through whom the transaction was effected; and

               e.  The date that the report is submitted by the Covered Person

          3. With respect to any account established by the Covered Person in which any securities were held during the prior calendar quarter for the direct or indirect beneficial ownership interest of the Covered Person, the following information must be provided in a report submitted by the Covered Person:

               a. The name of the broker, dealer or bank with whom the Covered Person established the account;

               b.  The date the account was established; and

               c.  The date that the report is submitted by the Covered Person.

          4. The Designated Supervisory Person shall review quarterly reports received and as appropriate compare the reports with the written pre-clearance authorization provided.

          5.   Any report submitted to comply with the requirements of this
               Article IV may contain a statement that the report shall not be construed as an admission by the person making such report that such person has any direct or indirect beneficial ownership (as defined in Attachment A to this Code) in the securities to which the report relates.

          6. Each Covered Person shall provide or ensure that duplicate copies of supporting documentation (e.g., brokerage statements, confirmations or similar documents) of all personal securities transactions required to be reported hereunder are provided to the Designated Supervisory Person.

     C.   DISCLOSURE OF PERSONAL HOLDINGS

          1. No later than 10 days after becoming a Covered Person and no more than 30 days after the end of each calendar year, each Covered Person shall be required to submit a report with respect to each security, other than securities exempted from this Code in accordance with Section III hereof, in which such Covered Person had any direct or indirect beneficial ownership at such time. Each report shall include the following information:

               a. The title, number of shares and principal amount of each security;

               b. The name of each broker, dealer or bank with whom the Covered Person maintained an account in which such securities were held; and

               c.  The date that the report is submitted by the Covered Person.
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          2.   A non-interested Trustee, as defined below, who would be required to make a report solely by reason of being a Trustee need not make an initial holdings report or annual holdings report.

          3. Covered Persons shall provide or ensure that reports or duplicate copies of supporting documentation (e.g., brokerage statements or similar documents) of securities holdings required to be reported herein are provided to the Designated Supervisory Person.

     D.   NON-INTERESTED TRUSTEES

          Any person who is a Covered Person with respect to the Fund by virtue of being a Trustee of the Fund, but who is not an "interested person" (as defined in the Investment Company Act of 1940, as amended) of the Fund (a "non-interested Trustee"), shall be required to comply with paragraphs A. and B. above with respect to a personal securities transaction only if such non-interested Trustee, at the time of that transaction, knew, or in the ordinary course of fulfilling his or her official duties as a Trustee of the Fund should have known, that during the 15-day period immediately preceding the date of the transaction by such person, the security such person purchased or sold is or was purchased or sold by the Fund or was being considered for purchase or sale by the Fund or its investment advisor.

     E.   CERTIFICATION OF COMPLIANCE

          1. Each Covered Person is required to certify annually that he or she has read and understood the Fund's Code and recognizes that he or she is subject to such Code. Further, each Covered Person is required to certify annually that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.
               A form of certification is attached to this Code as Attachment B.

          2. Before approving this Code for the Fund, the Fund's Board must receive a certification from the Fund that it has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code.

     F.   REPORTS TO THE BOARDS OF TRUSTEES BY THE DESIGNATED
          SUPERVISORY PERSON

          1. ANNUAL REPORTS. The Designated Supervisory Person shall prepare an annual report for the Board of the Fund for the investment advisor and any sub-advisor. At a minimum, the report shall: summarize the existing Code procedures concerning personal investing and any changes in the procedures made during the year; describe any issues arising under the Code since the last report to the Board, including, but not limited to, information about material violations of the Code or the Procedures, and sanctions imposed in response to the material violations; certify to the Board that the Fund has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code; and identify any recommended changes in existing restrictions or procedures.

          2. QUARTERLY REPORTS. At each quarterly meeting of the Fund's Board, the investment advisor or any sub-advisor of the Fund shall report to the Board concerning:

               a. Any transaction that appears to evidence a possible violation of this Code;

               b. Apparent violations of the reporting requirements of this Code;

               c. Any securities transactions that occurred during the prior quarter that may have been inconsistent with the provisions of the codes of ethics adopted by the Fund's investment advisor, sub-advisor or principal underwriter; and

               d.  Any significant remedial action taken in response to such violations described in paragraph c. above.

     G.   MAINTENANCE OF REPORTS

          The Designated Supervisory Person shall maintain such reports and such other records as are required by this Code.

V.   GENERAL POLICY

     It shall be a violation of this Code for any Covered Person or principal underwriter for any Fund, or any affiliated person of an investment advisor or sub-advisor to or the principal underwriter of the Fund in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Fund to:

          1.   employ any device, scheme or artifice to defraud the Fund;

          2. make to the Fund any untrue statement of a material fact or to omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          3. engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

          4.   engage in any manipulative practice with respect to the Fund.

VI.  SANCTIONS

     Upon discovering that a Covered Person has not complied with the requirements of this Code, the Designated Supervisory Person shall submit findings to the Compliance Committee. The Compliance Committee may impose on that Covered Person whatever sanctions the Compliance Committee deems appropriate, including, among other things, the unwinding of the transaction and the disgorgement of profits, letter of censure, suspension or termination of employment. Any significant sanction imposed shall be reported to the Fund's Board in accordance with Section IV.F. above. Notwithstanding the above, the Designated Supervisory Person shall have discretion to determine, on a case-by-case basis, that no material violation shall be deemed to have occurred. The Designated Supervisory Person may recommend that no action be taken, including waiving the requirement to disgorge profits under Section II.D. of this Code. A written memorandum for any such finding shall be filed with reports made pursuant to this Code.
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VII.  INVESTMENT ADVISOR AND PRINCIPAL UNDERWRITER CODES

      The Fund's investment advisor and principal underwriter shall adopt, maintain and enforce separate codes of ethics with respect to their personnel in compliance with Rule 17j-1 and Rule 204-2(a)(12) of the Investment Advisers Act of 1940 or Section 15(f) of the Securities Exchange Act of 1934, as applicable, and shall forward to the Fund's administrator and counsel to the Fund copies of such codes and all future amendments and modifications thereto. The Fund's Board, including a majority of non-interested Trustees of the Board, must approve the Fund's Code and the code of any investment advisor, sub-advisor or principal underwriter of the Fund.

VIII. RECORDKEEPING

      This Code, the codes of the investment advisor, sub-advisor and principal underwriter, a copy of each report by a Covered Person, any written report by the investment advisor, sub-advisor or principal underwriter and lists of all persons required to make reports shall be preserved with the Fund's records for the period required by Rule 17j-1.

IX.   CONFIDENTIALITY

      All information obtained from any Covered Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

X.    OTHER LAWS, RULE AND STATEMENTS OF POLICY

      Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provisions of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by the Fund. No exception to a provision in the Code shall be granted where such exception would result in a violation of Rule 17j-1.

XI.   FURTHER INFORMATION

      If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions, such person should consult with the Designated Supervisory Person.

Dated:  August 8, 2000.
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                                 Attachment A
                                 ------------

     The term "beneficial ownership" as used in the attached Code of Ethics (the "Code") is to be interpreted by reference to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "Rule"), except that the determination of direct or indirect beneficial ownership for purposes of this Code must be made with respect to all securities that a Covered Person has or acquires. Under the Rule, a person is generally deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.

     The term "pecuniary interest" in particular securities is generally defined in the Rule to mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is refutably deemed to have an "indirect pecuniary interest" within the meaning of the Rule in any securities held by members of the person's immediate family sharing the same household, the term "immediate family" including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, as well as adoptive relationships. Under the Rule, an indirect pecuniary interest also includes, among other things: a general partner's proportionate interest in the portfolio securities held by a general or limited partnership; a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment advisor, investment manager, trustee or person or entity performing a similar function; a person's right to dividends that is separated or separable from the underlying securities; a person's interest in securities held by certain trusts; and a person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable, the term "derivative security" being generally defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with, or value derived from, the value of an equity security. For purposes of the Rule, a person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation's or the entity portfolio.

                                 Attachment B
                                 ------------
                            The Munder @Vantage Fund

                               Annual Certificate

     Pursuant to the requirements of the Code of Ethics of The Munder @Vantage Fund (the "Code of Ethics"), the undersigned hereby certifies as follows:

     1.  I have read the Code of Ethics.

     2. I understand the Code of Ethics and acknowledge that I am subject to it.

     3. Since the date of the last Annual Certificate (if any) given pursuant to the Code of Ethics, I have reported all personal securities transactions and holdings required to be reported under the requirement of the Code of Ethics.


Date:                         -----------------------------
                              Signature

                              -----------------------------
                              Print Name

CODE OF CONDUCT/CONFLICT OF INTEREST

Personal Transactions and Conflicts of Interest

Personal trading by any Company employee shall not interfere with or take precedence over Company business. All Company personnel must exercise extreme care in handling personal investments, in order to avoid actual or perceived conflicts with the execution of orders for customers.

Specific restrictions apply to Company employees actively involved in making investment decisions, herein referred to as "Designated Employees." This specifically includes:

 .    Senior officers and Managing Directors

 .    Trading personnel

 .    Portfolio managers

 .    Support personnel for the above (i.e. assistants, secretaries, etc.) who may have access to information regarding investment decisions.

 .    Any other persons deemed required to report such transactions as determined by the Compliance Officer.

A personal transaction is defined as a transaction for the Designated Employee's own account, family accounts and accounts in which he or she has discretionary investment control in terms of purchase or disposition. This could include but is not limited to accounts of the employee's husband, wife, minor children or other dependent relations, or a trust in which he or she is an income or principal beneficiary. If the person also has discretionary investment control over family-related accounts, the definition of personal transactions would also include discretionary transactions for sisters, brothers, parents or parents-in-law and brothers/sisters-in-law.

THE FOLLOWING RESTRICTIONS AND PROCEDURES APPLY TO ALL COMPANY DESIGNATED
EMPLOYEES:

Prohibition Against Use of Material Inside Information

Investment personnel often have access to proprietary and market sensitive information, through contact with company management for example, that may be deemed to be "material inside information". Strict standards of confidentiality must be observed in order to prevent misuse of this information and to protect the Company's professional reputation and integrity.

"Material inside information" can be defined as any information about a company which has not been generally disclosed to the marketplace, the dissemination of which is likely to significantly affect the market price of the company's securities or to be considered important by reasonable investors in determining whether to trade in such securities.

Employees in possession of material inside information should communicate that information to the Compliance Officer of the Company without otherwise discussing the information with co-workers or others. The employee is prohibited from trading on the information or from discussing the information inside or outside the Company until the Compliance Officer determines the information either is not material or has been made public. The use or disclosure of such information may subject an employee, the Company, or persons outside of the Company to whom the information is communicated to severe liabilities, both civil and criminal, under federal and state securities laws. The Compliance Officer will regularly review client and employee accounts and investigate for patterns of heavy or inappropriate trading in particular securities.

Employees are prohibited from soliciting or accepting disclosure of inside information from fellow employees or soliciting or accepting access to files that contain inside information.


Fair Dealing vs. Self Dealing

All Company personnel must act in a manner consistent with the obligation to deal fairly with all customers when disseminating information or taking investment action. Self-dealing for personal benefit or the benefit of the Company at the expense of clients will not be tolerated.

Front Running

Employees are prohibited from "front running" an order or recommendation, even if he or she is not handling either the order or recommendation. Front running consists of executing a personal transaction in the same or underlying securities, options, rights, warrants, convertible securities or other related securities in advance of corporate transactions of a similar nature based on the knowledge of the forthcoming transaction or recommendation. For purposes of this restriction, personal transactions which are executed seven calendar days or less prior to a client transaction, and where the employee directly handles such client transactions, shall be considered front running and are expressly prohibited. Notwithstanding the above time limit, care should be taken with any personal transaction executed for securities that the Company recommends to clients to avoid the appearance of front running or self dealing.

Restriction on Purchasing Initial Public Offerings

No underwritten new or secondary issues, whether offered on a firm or best efforts basis, may be purchased except in the open market after official termination of the underwriting.

The only exception is in the case of mutual funds, which can be purchased on the initial offering.

Private Placements

No Designated Employee may acquire, directly or indirectly, any securities in a private placement without the prior approval of the Compliance Officer, who must be provided with full details of the proposed transaction (including certification that the investment opportunity did not arise by virtue of the designated person's activities on behalf of any fund advised by the Company).

Trading

No trades may be done directly through the institutional trading desk of a broker/dealer that also handles any of the Company's or its client's business; only a normal retail relationship is permitted.

Short-term trading is prohibited. Short-term trading is defined to include any combination of purchases and sales, or sales and purchases, where the securities are held for less than 60 calendar days. You will be required to disgorge any profits if you violate this short term trading rule. The prohibition on short-term trading does not apply to mutual funds, including funds advised by the Company.

Designated Employees are prohibited from executing transactions in securities within seven days before and after a transaction for a client account for which that person is responsible.

Designated Employees are prohibited from executing transactions in securities for which a registered investment company advised by the Company has pending buy or sell orders.

In order to assist employees in maintaining compliance with these provisions, personal securities transactions MUST be pre-cleared with the compliance officer
or trading desk, with appropriate written documentation obtained.    Any
deviation from these trading policies must be pre-cleared with the Compliance Officer or General Counsel. An example of this form is located in the back of
this handbook (Exhibit B).   If a securities transaction is not pre-cleared it
will be considered a violation.

Comerica Stock

Comerica stock may be purchased by employees of Munder Capital, subject to the normal procedures contained in this policy, and any procedures that may be
directed to MCM employees by Comerica compliance personnel.   Should such
procedures be received from Comerica compliance personnel, Munder employees will be notified of appropriate changes to these procedures.
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Commissions

Commissions on personal transactions may be negotiated, but payment of a commission rate which is lower than the rate available to retail customers through similar negotiations is prohibited.


Appointment to Investment Advisory Position

Before taking on any position which involves giving investment advice or acting in a fiduciary capacity, i.e., acting as an administrator, co-trustee, joining the board of an endowment fund, etc., Designated Employees must obtain written approval from the Compliance Officer or CEO of the Company. Annually, all employees will be required to identify and confirm those organizations for which they serve on Boards or with which they have other reportable relationships. An example of this form is located in the back of this handbook. (Exhibit C)


Reporting Requirements

Within 10 days following the end of the calendar quarter, each access person defined above must submit to the Compliance Officer a statement of all securities purchased and sold during the previous calendar quarter.

An example of this form is located in the back of this handbook. (Exhibit D)

Within 10 days of becoming an access person, and annually thereafter, you will be required to report/confirm the accounts and securities over which you are
responsible under these guidelines.   Appropriate forms and reports will be
disseminated at that time. An example of this form is located in the back of this handbook. (Exhibit E)


Reporting of Personal Brokerage Accounts and Investments

Certain Designated Employees may be required to report all cash and margin accounts and investments involving the beneficial ownership of securities to the Compliance Officer of the Company. In addition, securities that are beneficially owned but not held in any account must be reported to the Compliance Officer. The Compliance Officer will determine those personnel required to submit copies of supporting documentation (e.g., brokerage statements, confirmations, or similar documents) on a timely basis.

Accounts to be reported could include, but are not limited to, joint accounts, trust accounts, and investment partnerships or clubs in which the employee participates that are eligible to trade in securities. A security could include but is not limited to any note, stock, treasury stock, bond debenture or evidence of indebtedness.
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Securities that you beneficially own include securities, whether or not registered in your name, over which you can exert direct or indirect control in terms of voting rights, purchase or disposition. This also includes securities which you may not currently own but have the right to acquire, through the exercise of an option, for example. Securities held in the name of other individuals or in the name of an estate, trust or partnership, where you have the power to directly control the purchase or sale of securities, such as the authority to exercise voting rights or to indirectly influence such decisions, are considered beneficially owned by you. Additionally, securities held by your spouse, child or other relative sharing your home are considered beneficially owned by you on the theory that, absent special circumstances, you are able to exercise a controlling influence over the purchase, sale or voting of such securities.


COMPLIANCE

Monthly Reporting Requirements

For those persons designated by the Compliance Officer, duplicate monthly account statement(s), confirmations, or similar documentation of each transaction in all accounts over which you have beneficial ownership must be submitted to the Compliance Officer directly from the broker/custodian. Have all duplicate transaction confirmations and/or statements mailed directly to:

          Compliance Officer
          Munder Capital Management
          PO Box 1840
          Birmingham, MI  48012-1840

In the event a securities transaction is completed without the use of a brokerage firm, you should immediately report the transaction directly to the Compliance Officer.

Reporting of security holdings of family members over which you do not have beneficial ownership (i.e. securities owned by your parents, in-laws, children above minor age not living at home) is not required. However, this information must be provided upon request of the Compliance Officer.

Each monthly statement must include all transaction activity conducted during the month in each account, as well as all transfers in and out of the account.

Excluded Transactions

Transactions that are specifically excluded from required reporting are:

  . Transactions in securities that are direct obligations of the United States Government.

  . Any transaction involving a "non-security", i.e. savings account, certificate of deposit, etc.
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  .  Transactions that are non-volitional, including, but not limited to automatic reinvestments under dividend reinvestment plans, conversions of stock under warrants, options or mergers.

  . Transactions effected in any account over which the Designated Person has no direct or indirect influence or control, including discretionary accounts in which the Designated Person has no influence or control over trades.

  .  Purchases or sales of options on indices.

  .  Transactions involving mutual funds and money market funds.


Role of Compliance

The Compliance Officer or his/her designee reviews the records of all personal accounts and securities transactions to ensure that no abuse of these guidelines and procedures has occurred. Information collected and maintained by the Compliance Officer is kept in strict confidence. In addition, on a case-by-case basis, the Compliance Officer may provide advance approval of purchases or sales which would otherwise be prohibited by this Code of Conduct upon his or her determination that such purchase or sale is only remotely potentially harmful to clients of the Company because such purchase or sale would be unlikely to affect a high institutional market, or because such purchase or sale is clearly not related economically to the securities held, purchased or sold by clients of the Company.

Risk of Non-Compliance

Any violation of these guidelines can be grounds for the immediate termination of your employment at the Company. In some cases, such as the use of material inside information, a breach may violate federal and state civil and criminal statutes and may subject you to fines, imprisonment and/or monetary damages. You will be expected to conduct your activities in accordance with these guidelines, and to reaffirm each year that you have thoroughly read and understand this Code of Conduct by signing a statement of acknowledgment.

Notwithstanding the above, in order to underscore the importance of compliance with these provisions, the following penalties will apply to violations of these policies (in addition to the possible disgorging of any profits and other sanctions noted in the above paragraph):

First violation:           no monetary penalty
Second violation:          $250 penalty
Any subsequent violation:  appropriate disciplinary action, as determined by the CEO and the Compliance Officer.
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Summary

It is impossible to anticipate all possible conflict of interest situations that may arise. In dealing with such situations, you should act according to the guidelines outlined here as well as abide by legal and regulatory requirements. When there is any doubt about the propriety of certain conduct, or if a situation is unclear, you should seek the counsel of the Compliance Officer.


Acknowledgment

It shall be the responsibility of each present employee to file with the Compliance Officer of the Company a written statement certifying that the employee has received and reviewed this policy. Signature constitutes agreement to abide by such Code. New employees shall complete an Acknowledgment of Receipt coincident with employment. Statements for all employees shall be filed at one-year intervals. An example of this form is located in the back of this Handbook. (Exhibit J)